As filed with the Securities and Exchange Commission on July 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

_____________________

HEARUSA, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-2748248
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1250 Northpoint Parkway

West Palm Beach, Florida 33407

(Address of principal executive offices, including zip code)

_____________________________

HearUSA, Inc.

2007 INCENTIVE COMPENSATION PLAN

(Full title of the Plan)

Stephen J. Hansbrough

President and Chief Executive Officer

HearUSA, Inc.

1250 Northpoint Parkway

West Palm Beach, Florida 33407

Phone: (561) 478-8770

(Name, address and telephone number, including area code, of agent for service)

_____________________

Copy to:

LaDawn Naegle, Esq.

Bryan Cave LLP

700 Thirteenth St. NW, Suite 700

Washington, DC 20005

Phone: (202) 508-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, $.10 par value	2,500,000 shares	$1.58	$ 3,950,000	$122.00
			Total	$122.00

(1)

Pursuant to the Amended and Restated Rights Agreement between the Registrant and the Bank of New York, as Rights Agent, dated as of July 11, 2002, Preferred Stock Purchase Rights are attached to and trade with the common stock. Value attributed to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the common stock.

(2)

The Registration Statement also registers such indeterminate number of additional shares as may be issued or issuable as a result of stock splits, stock dividends or similar transactions covered by Rule 416 under the Securities Act of 1933, as amended.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h), based on the average of the high and low sale prices of the common stock, $.10 par value, of the Registrant as reported by the American Stock Exchange on July 24, 2007.

INTRODUCTION

This Registration Statement on Form S-8 is filed by HearUSA, Inc. (the “Company” or the “Registrant”) relating to 2,500,000 shares of its Common Stock, par value $.10 per share, issuable pursuant to the Company’s 2007 Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents that the Company has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this registration statement by reference and made a part hereof, except for the portions of the Company’s reports furnished, as opposed to filed:

1.	Annual Report on Form 10-K for the year ended December 30, 2006;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

3.	Current Report on Form 8-K filed April 10, 2007;

4.	Current Report on Form 8-K filed April 13, 2007;

5.	Current Report on Form 8-K filed May 16, 2007;

6.	Current Report on Form 8-K filed June 13, 2007;

7.	Current Report on Form 8-K filed July 12, 2007; and

8.

The description of the Company’s Common Stock as contained in the registration statement on Form 8-A, filed with the Commission on March 4, 1996, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (except for the portions of the Company’s reports furnished, as opposed to filed) subsequent to the effective date of this registration statement, but prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Article VII of the Company’s Amended and Restated By-laws provides that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit No.	Description
3.1

Restated Certificate of Incorporation of HEARx Ltd., including certain certificates of designations, preferences and rights of certain preferred stock of the Company (incorporated herein by reference to Exhibit 3 to the Company’s Current Report on Form 8-K, filed May 17, 1996 (File No. 001-11655)).

3.2

Amendment to the Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1A to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 1996 (File No. 001-11655)).

3.3

Amendment to Restated Certificate of Incorporation including one for ten reverse stock split and reduction of authorized shares (incorporated herein to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q for the period ending July 2, 1999 (File No. 001-11655)).

3.4

Amendment to Restated Certificate of Incorporation including an increase in authorized shares and change of name (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed July 17, 2002 (File No. 001-11655)).

3.5

Certificate of Designations, Preferences and Rights of the Company’s 1999 Series H Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4 to the Company’s Current Report on Form 8-K, filed December 17, 1999 (File No. 001-11655)).

3.6

Certificate of Designations, Preferences and Rights of the Company’s Special Voting Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed July 19, 2002 (File No. 001-11655)).

3.7

Amendment to Certificate of Designations, Preferences and Rights of the Company’s 1999 Series H Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4 to the Company’s Current Report on Form 8-K, filed July 17, 2002 (File No. 001-11655)).

3.8

Certificate of Designations, Preferences and Rights of the Company’s 1998-E Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed August 28, 2003 (File No. 001-11655)).

3.9

Amendment of Restated Certificate of Incorporation (increasing authorized capital) (incorporated herein by reference to Exhibit 3.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2004).

3.10	Amended and Restated By-Laws of HearUSA, Inc. (effective May 9, 2005) (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed May 13, 2005).
4.1

Amended and Restated Rights Agreement, dated July 11, 2002 between HEARx and the Rights Agent, which includes an amendment to the Certificate of Designations, Preferences and Rights of the Company’s 1999 Series H Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4.9.1 to the Company’s Joint Proxy/Prospectus on Form S-4 (Reg. No. 333-73022)).

4.2

Form of Support Agreement among HEARx Ltd., HEARx Canada, Inc. and HEARx Acquisition ULC (incorporated herein by reference to Exhibit 99.3 to the Company’s Joint Proxy Statement/Prospectus on Form S-4 (Reg No. 333-73022)).

5	Opinion of Bryan Cave LLP.
23.1	Consent of Bryan Cave LLP (included in Exhibit 5).
23.2	Consent of BDO Seidman, LLP.
24	Power of Attorney (set forth on signature page hereto).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, state of Florida, on this 27th day of July, 2007.

HearUSA, Inc.

By:	/s/ Stephen J. Hansbrough
Stephen J. Hansbrough President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Paul A. Brown and Stephen J. Hansbrough, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 with respect to the HearUSA, Inc. 2007 Incentive Compensation Plan, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Stephen J. Hansbrough	President, Chief Executive Officer and Director (Principal Executive	July 20, 2007
Stephen J. Hansbrough	Officer)

/s/ Gino Chouinard	Executive Vice President and Chief Financial Officer (Principal Financial	July 20, 2007
Gino Chouinard	and Accounting Officer)

/s/ Thomas W. Archibald	Director	July 19, 2007
Thomas W. Archibald

/s/ Bruce N. Bagni	Director	July 20, 2007
Bruce N. Bagni

/s/ Paul A. Brown, M.D.	Chairman of the Board and Directors	July 20, 2007
Paul A. Brown, M.D.

/s/ Joseph L. Gitterman, III	Director	July 18, 2007
Joseph L. Gitterman, III

/s/ Michel Labadie	Director	July 19, 2007
Michel Labadie

/s/ David J. McLachlan	Director	July 18, 2007
David J. McLachlan

EXHIBITS

5	Opinion of Bryan Cave LLP.
23.2	Consent of BDO Seidman, LLP.